Exhibit 11

                           InterCounty Bancshares, Inc.
               Computation of Consolidated Earnings Per Common Share
             For the Three and Nine Months Ended June 30, 2000 and 1999
                 (in thousands, except shares and per share data)

                              For the Three Months     For the Nine Months
                               Ended September 30,      Ended September 30,
                                  2000        1999          2000       1999
Net income                   $     (132)$    1,380    $    2,719 $    4,062
                              =========  =========     =========  =========
Weighted average common
  shares issued               3,204,345  3,151,631     3,194,260  3,170,866

  Less-Unreleased common
   shares held by ESOP           11,357     15,212        12,301     16,209
                              ---------  ---------     ---------  ---------
  Weighted average number
   of shares outstanding
   used in the calculation
   of basic earnings per
   common share               3,192,988  3,136,419     3,181,959  3,154,657

  Add - Dilutive effect of
   stock options (1)             14,668     69,820        24,408     73,693
                              ---------  ---------     ---------  ---------
Adjusted weighted average
number of shares outstanding
used in the calculation of
diluted earnings per common
share                         3,207,656  3,206,239     3,206,367  3,228,350
                              =========  =========     =========  =========
Basic earnings per common
 share                            $(.04)      $.44          $.85      $1.29

Diluted earnings per common
 share                             (.04)       .43           .84       1.26

(1) There is presently no active trading market for the Company's shares, nor are the prices at which common shares have been traded published by any national securities association or quotation service. Fair value for earnings per common share purposes was assumed to be $16.75 at September 30, 2000, and $28.00 at September 30, 1999.